EXHIBIT 3

                                    AGREEMENT

          AGREEMENT, made this 20th day of December, 2005, by and among Emancipation Capital Master Ltd, 1120 Avenue of the Americas, Suite 1504, New York, NY 10036 ("Emancipation"), and Zeff Holding Company, LLC, California Street, Suite 1500, San Francisco, CA 94111. ("Zeff"), with respect to NetManage, Inc., a Delaware corporation (the "Company").


                                R E C I T A L S:
                                 - - - - - - - -

          The Parties wish to enter into this Agreement to coordinate certain of their efforts with respect to the proposal of certain actions and/or transactions to the Company. The parties have no intention, either alone or in concert with another person, to acquire or exercise control of the Company.

          The parties hereto agree as follows:

1. PRIOR APPROVAL, COORDINATED ACTIVITIES.

(a) The parties agree that, without the other party's prior approval, no investment funds, managed accounts and other investment vehicles managed or advised by them or their affiliates shall file any Schedule 13D or any other regulatory filings with respect to the securities of the Company held by the other party.

(b) The parties understand and agree that they shall cooperate and coordinate their actions with respect to (i) the manner, form, content and timing of any communications with the Company, (ii) any public disclosures, public statements or other third party communications relating to the Company, (iii) this Agreement and the activities of the parties pursuant to this Agreement, including the making of any proposals regarding corporate transactions, and (iv) any disclosures proposed to be made with respect to the Funds or any of their affiliates in any public statements or regulatory filings.

2. EXPENSES.

          Each of the parties hereto agrees to obtain prior approval from the other party prior to the incurrence of any expenses and to share equally any expenses reasonably incurred by either party hereto in furtherance of the activities engaged in by the parties pursuant to this Agreement (collectively, "Expenses"). Each of the parties will promptly upon request reimburse the other party for its respective share of any such expenses paid or advanced by such other party. Upon request, the party seeking reimbursement hereunder shall provide the other party with reasonable documentation evidencing its expenses.

3.   REGULATORY REPORTING.

          In the event that any transaction entered into pursuant to this Agreement gives rise to any requirement that a party hereto and/or any of its affiliates file any schedule or report pursuant to the Securities Exchange Act of 1934, as amended (excluding filings on Form 13F), or any other federal, state or regulatory requirement, such person(s) shall, subject to the provisions of this Section 3, make the required filings within the time


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period required. If any such schedule or report may be filed jointly by the parties and/or their respective affiliates, the parties hereto shall by mutual agreement determine whether to file jointly or individually. If the parties decide to file jointly, Emancipation shall prepare and timely file such filings; PROVIDED that the form and content thereof, as well as the timing of such filings, shall be reasonably satisfactory to each of the filing parties, each of which shall be given the opportunity to review and comment on each such filing a reasonable period of time before such filing is made. In the event that either party elects to make individual filings, the other party shall have the right to review and comment upon all such filings prior to the filing thereof. Each party will cooperate with the other, including by providing all necessary information, in order to facilitate the timely and accurate filing of all joint and individual filings. In the case of any joint filings, the parties shall share equally all costs and expenses associated with such filings. All costs and expenses associated with individual filings shall be borne by the filing party.

4.   TERMINATION.

          This Agreement shall terminate immediately upon receipt of a written notice to terminate from either party to this Agreement. The Agreement shall terminate automatically at the conclusion of the next annual meeting of the Company's shareholders or earlier if the Company shall have announced that it has entered into a definitive agreement whereby all of the Company's common stock is to be acquired by a third party; PROVIDED, HOWEVER, that the provisions set forth in Section 2 hereof and the governing law provisions set forth in
Section 5 hereof shall survive any termination of this Agreement.

5.   MISCELLANEOUS.

          The terms and provisions of this Agreement may not be amended, waived or modified except by a writing signed by all of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement may be executed in counterparts. This Agreement represents the entire agreement between the parties hereto, and supersedes all prior agreements, arrangements or understandings, with respect to the subject matter hereof.

                            [Signature Page Follows]


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          IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the day and year first above written.


EMANCIPATION CAPITAL MASTER, LTD.

By: /s/ Charles Frumberg
   ----------------------------------
Name:  Charles Frumberg
Title: Director


ZEFF HOLDING COMPANY, LLC

 /s/ Daniel Zeff
   ----------------------------------
Name:  Daniel Zeff
Title: Manager